Exhibit 99.1

Letter to Our Shareholders

Dear Shareholders,

Four years ago, Datalink embarked on a growth strategy that involved diversifying our legacy storage business with new products and services to increase our footprint in the data center. That included embracing converged data center infrastructures, virtualization, cloud computing, and other new technologies that were beginning to transform the data center landscape. The plan has yielded steady annual business expansion ever since.

In 2013, the results included a 21% increase in overall revenues, a 28% increase in total services revenues, and a 39% increase in professional, managed, and advanced services that generate the highest margins. We expect another strong performance in 2014 as midmarket and large enterprises increase their reliance on Datalink to help them navigate the complexities of planning, deploying, and supporting the modern data center. We have become a true full-service data center provider, and we believe that will continue to fuel our growth.

2013 RESULTS

2013 was another record-setting year for Datalink. Revenues for the year ended December 31, 2013, reaching a record $594 million, a 21% gain over the previous year. That included a record $221 million in services revenues, with 26% and 39% increases in customer support and professional services, respectively.

One of the strongest engines of our growth continues to be the sale of converged data center infrastructures that bring new efficiencies to the data center while also expediting the launch of IT applications supporting new business initiatives. In 2013, Datalink generated a record $91 million from these integrated server, storage, network, and virtualization architectures. This is significant not only for its direct contribution to our revenues but also for the potential multiplier effect. Many converged infrastructure placements lead to the sale of additional high-margin services like data center migration and private or hybrid cloud enablement.

Our 2013 converged data center performance, coupled with standalone sales of various data center products, also strengthened our relationships with key strategic partners including NetApp®, Cisco®, EMC®, Symantec®, and Hitachi Data Systems®. Today we are among NetApp’s top commercial resellers in the Americas, a leading Cisco data center partner, a major Symantec national partner, and a key NetApp/Cisco partner for the FlexPod® converged platform. These partnership successes are critical for referral business and customer support.

2013 also marked our strongest services performance to date, with a 28% increase in total services revenues, 26% increase in customer support revenues, and 39% increase in professional services mentioned above. Our services now support customers at all stages of the IT lifecycle, helping us almost double our services revenues since we began our data center transformation strategy in 2010.

Services currently delivered by Datalink range from “one call does it all” support for converged infrastructures and a full suite of managed services to advanced consulting services, including private and hybrid cloud strategy, data center relocation, system and application migration, and business continuity/disaster recovery planning. Many of these advanced services were added or enhanced in 2013 in a major investment designed to provide a revenue and profit stream that is not affected by product sales or fulfillment.

All of these factors have combined to increase our relevance to customers, allow us to sell into a more complex environment, and deliver solid growth through a combination of new and repeat business and increased wallet share. In 2013, that manifested itself in a record number of repeat customers, a new benchmark in the number of customers who spent more than $1 million with us in a fiscal year, and a 35% increase in spend from roughly the same number of new customers as we acquired in 2012. Many of these customers also have multi-year roadmaps that will yield additional revenues in the future.

2014 OUTLOOK

With the successful execution of our growth strategy over the past four years, we believe Datalink has positioned itself to take full advantage of shifting trends in the data center marketplace in 2014 and beyond. Both the converged data center market and private/hybrid cloud adoption continue to grow, offering substantial opportunities for new and add-on business. Many IT organizations continue to ask us to provide consulting support to plan, deploy, and manage new infrastructures. IT teams are also transitioning from technology providers to service brokers, requiring assistance in moving into their new roles.

We believe Datalink has the people, expertise, products, and services to meet these market needs, as well as a holistic and vendor-agnostic view of the data center that has earned the company a reputation as a trusted data center advisor. We also continue to expand our portfolio to address new developments. In early 2014, for example, we announced an expansion of our cloud consulting services to aid IT teams in their journey to become IT services organizations.

2014 looks to be another year of excellent growth for the company. While the increasing size and complexity of our engagements may lengthen sales cycles and thereby cause fluctuations in our quarterly operating results, we believe all the pieces are in place for a strong fiscal year. We have a talented executive and senior leadership team, an equally strong field organization, exceptional reference customers, proven success with extremely complex projects, and a scope of products and services that is unmatched by our competitors. With these strengths and our strategic advantages in the data center space, I have utmost confidence in Datalink’s performance in 2014 and beyond.

/s/ Paul F. Lidsky
Paul F. Lidsky,
President and Chief Executive Officer Datalink

Financial Highlights

STATEMENT OF OPERATIONS (In thousands, except per share data)	2013	2012	2011	2010	2009
Revenues	$594,184	$491,202	$380,027	$293,679	$178,082
Gross profit	$133,858	$112,026	$89,612	$67,636	$46,436
Gross profit %	22.5%	22.8%	23.6%	23.0%	26.1%
Earnings (loss) from operations	$17,405	$17,718	$16,793	$3,978	$(451)
Net earnings (loss)	$10,045	$10,535	$9,845	$2,302	$(555)
Net earnings (loss) per diluted share	$0.52	$0.60	$0.61	$0.18	$(0.04)

BALANCE SHEET (In thousands, except employee data)
Cash and investments	$76,085	$10,315	$22,433	$8,988	$15,631
Working capital	$91,254	$34,059	$37,881	$21,636	$14,702
Total assets	$433,108	$370,393	$277,951	$176,072	$153,978
Stockholders’ equity	$145,796	$95,383	$80,185	$47,455	$43,415
Common stock outstanding	22,785	18,727	17,899	13,570	13,261
Number of employees	510	459	389	299	307